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May 31, 2006


U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

As  independent  registered  public  accountants,   we  hereby  consent  to  the
incorporation by reference in this Registration Statement on Form SB-2 (as amended) of Luna Technologies International, Inc. of the following:

Our report dated April 10, 2006 to the Stockholders and Board of Directors on the consolidated financial statements of Luna Technologies International, Inc. as of December 31, 2005 and 2004 and for the years then ended included in the Company's annual filing on Form 10-KSB filed with the Securities and Exchange Commission.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Sincerely,

"Dale Matheson Carr-Hilton LaBonte"

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants
Vancouver, Canada









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